As filed with the Securities and Exchange Commission on November 1, 2011     Registration No.  333-135865

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AOXING PHARMACEUTICAL COMPANY, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0636168
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

15 Exchange Place, Suite 500, Jersey City, NJ	07302
(Address of principal executive offices)	(Zip Code)

2006 Stock and Stock Option Plan
(Full title of the plan)

Bob Ai
Chief Financial Officer
Aoxing Pharmaceutical Company, Inc.
15 Exchange Place, Suite 500
Jersey City, NJ 07302
(646) 367-1747
(Name, address and telephone number of agent for service)

WITH COPIES TO:

Ralph V. De Martino, Esq.
F. Alec Orudjev, Esq.
Cozen O’Connor
1627 I Street, Suite 1100
Washington, DC 20006
Tel: (202) 912-4800

Indicate by check mark whether the registrant is a "large accelerated filer," "an accelerated filer," "a non-accelerated filer," or "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee
Common Stock, $.001 par value	1,500,000 shares	$0.40 per share	$600,000	$68.76

(1)           The Registrant previously registered 1,000,000 shares (or 500,000 shares on a post stock split basis) that may be issued pursuant to the 2006 Stock and Stock Option Plan (the “Plan”) by filing a Registration Statement on Form S-8 on July 19, 2006 (SEC File No. 333-135865).  The number of shares being registered represents the aggregate number of shares of common stock of the Company issuable under the Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that may be granted under the 2006 Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices as reported on the NYSE Amex LLC on October 31, 2011, which was $0.40 per share.

 REGISTRATION OF ADDITIONAL SECURITIES AND INCORPORATION OF PREVIOUS REGISTRATION STATEMENT BY REFERENCE

The Company previously registered an aggregate 1,000,000 shares (or 500,000 shares on a post stock split basis) of its common stock issuable under the 2006 Stock and Stock Option Plan (the “Plan”), which aggregate number of shares was increased to 2,000,000 following June 30, 2011 approval by the Company’s shareholders. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register such additional shares which may be issued under the Plan.  The contents of the registration statement on Form S-8 (SEC File No. 333-135865) previously filed by the Company and relating to the registration of shares of common stock for issuance under the Plan, are hereby incorporated by reference into this registration statement in accordance with General Instruction E to Form S-8.

Part I
Information Required in the Section 10(a) Prospectus

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2006 Stock and Stock Option Plan (the “2006 Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “1933 Act”). These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

Part II
Information Required to be in the Registration Statement

Item 3.                    Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)           The Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2011 (File No. 001-32674), filed with the Commission on September 28, 2011;
(b)           The Registrant’s description of its common stock contained in Exchange Act Registration Statement on Form 8-A (File No. 001-32674), filed with the Commission on April 13, 2010, and
(c)           The Registrant’s Registration Statement on Form S-8 relating to the Plan, filed with the Commission on July 19, 2006 (File No. 333-135865).

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits

5.1	Opinion of Cozen O’Connor
10.1	2006 Stock and Stock Option Plan
23.1	Consent of Paritz & Company, P.A.
23.2	Consent of Cozen O’Connor (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City and the State of New Jersey, on November 1, 2011.

AOXING PHARMACEUTICAL COMPANY, INC.

By: /s/ Zhenjiang Yue
Zhenjiang Yue, Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 1, 2011.

/s/ Zhenjiang Yue	Date: November 1, 2011
Zhenjiang Yue, Director, Chief Executive Officer

/s/ Bob Ai	Date: November 1, 2011
Bob Ai, Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ John O’Shea	Date: November 1, 2011
John O’Shea, Director

/s/ Howard David Sterling	Date: November 1, 2011
Howard David Sterling, Director

/s/ Jun Min	Date: November 1, 2011
Jun Min, Director

/s/ Guozhu Xu	Date: November 1, 2011
Guozhu Xu, Director